Exhibit 4.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HARVEST OIL & GAS CORP.

The present name of the corporation is Harvest Oil & Gas Corp. (the “Corporation”). The Corporation was incorporated under the name “Harvest Oil & Gas Corp.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on May 23, 2018. This Amended and Restated Certificate of Incorporation of the Corporation, was duly adopted, without the need for approval by the board of directors (the “Board”) or the stockholders of the corporation, in accordance with §§ 241, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with that certain Joint Prepackaged Plan of Reorganization of EV Energy Partners, L.P. and certain of its subsidiaries (the “Plan”) approved on May 17, 2018 by order of the United States Bankruptcy Court for the District of Delaware (the “Court”) in In re EV Energy Partners, L.P., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”). The Original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

Article I

Section 1.1.          Name. The name of the corporation is Harvest Oil & Gas Corp. (the “Corporation”).

Article II

Section 2.1.          Address. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III

Section 3.1.          Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended from time to time.

Article IV

Section 4.1.          Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 75,000,000 shares, consisting of (i) 65,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2.          Preferred Stock.

(A)         The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)         Any of the designations, powers, preferences, and relative, participating, optional or other special rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may be dependent on facts ascertainable outside this Amended and Restated Certificate of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board pursuant to authority expressly vested in it by this Amended and Restated Certificate of Incorporation. Except as applicable law or this Amended and Restated Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board in the resolution or resolutions adopted pursuant to the authority granted in this Section 4.2 and the consent, by class or series vote or otherwise, of holders of such series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them.

(C)         Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

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Section 4.3.         Common Stock.

(A)         Voting Rights.

(1)         Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote under applicable law. No stockholder shall be entitled to exercise any right of cumulative voting.

(2)         Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(B)         Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Corporation directly or indirectly affecting the shares of the Common Stock, the type and number of shares of the Common Stock shall be adjusted appropriately.

(C)         Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or securities of the Corporation, such dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(D)         Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

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Section 4.4.          Non-Voting Equity. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(c)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

Section 4.5.          Stockholder Action by Written Consent without a Meeting. Unless any provision of this Amended and Restated Certificate of Incorporation or the DGCL expressly requires that such action be taken solely at a stockholders’ meeting, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock entitled to vote having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

Article V

Section 5.1.          Amendment of Certificate of Incorporation. The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL; provided, however, that this Amended and Restated Certificate of Incorporation may only be amended, altered, repealed or rescinded, in whole or in part, with (i) the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class and (ii) the affirmative vote of a majority of the members of the Board.

Section 5.2.          Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Stockholders shall also have the power to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without any requirement to obtain separate Board approval; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law, by this Amended and Restated Certificate of Incorporation or by the Bylaws, the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaws hereafter made or adopted, nor any alteration or amendment thereto or repeal or rescission thereof, shall invalidate any prior act of the Board that was valid at the time it was taken.

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Article VI

Section 6.1.         Board of Directors.

(A)         Except as provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board and the Board shall initially be comprised of five (5) directors. The directors shall consist of a single class, with the initial term of office to expire at the 2019 annual meeting of stockholders, which shall be held no later than June 1, 2019, and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(B)         Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) may only be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting and until his or her successor shall be elected and qualified, subject, however, to his or her earlier death, resignation, retirement, disqualification or removal, in which case a replacement shall be designated pursuant to the immediately preceding sentence.

(C)         Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed with or without cause only by the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(D)         During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

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(E)         Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Article VII

Section 7.1.         Limitation on Liability of Directors.

(A)         To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

(B)         Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

Article VIII

Indemnification

Section 8.1.          Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the Person is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (“Other Entity”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such Proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful, provided, however, that the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful. To the extent specified by the members of the Board not party to the applicable action or suit at any time and to the fullest extent permitted by applicable law, the Corporation shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Person is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of an Other Entity against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection with the defense or settlement of such action or suit if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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Section 8.2.          Right to Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other Person is not entitled to be indemnified for such expenses.

Section 8.3.          Claims by Indemnifiable Persons. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by any Person entitled to indemnification and/or advancement of expenses under this Article VIII (an “Indemnifiable Person”) has been received by the Corporation (and any undertaking required under Section 8. 2 of this Article VIII), the Indemnifiable Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnifiable Person shall be entitled to be paid the expense of prosecuting or defending such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Indemnifiable Person is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither the failure of the Corporation (including its Board or a committee thereof, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board or a committee thereof, its independent legal counsel and its stockholders) that such Indemnifiable Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Indemnifiable Person is not so entitled. Such an Indemnifiable Person shall also be indemnified, to the fullest extent permitted by applicable law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such action. Any right to indemnification or reimbursement or advancement of expenses shall be determined by the applicable law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

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Section 8.4.          Indemnification Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which a Person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, the Bylaws, this Amended and Restated Certificate of Incorporation, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of the holders of capital stock of the Corporation entitled to vote or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 8.5.          Continuing Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a Person who has ceased to be a director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

Section 8.6.          Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Article VIII, the Bylaws or under Section 145 of the DGCL or any other provision of applicable law.

Section 8.7.          Contract Rights; Amendment or Repeal. The provisions of this Article VIII shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article VIII is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other Person intend to be legally bound. Notwithstanding anything to the contrary contained in this Certificate, no amendment, repeal or modification of this Article VIII shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

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Section 8.8.          Requested Services. Any director, officer, employee, fiduciary or agent of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

Section 8.9.          Indemnitor of First Resort. It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Article VIII, the Corporation shall be the indemnitor of first resort (i.e., its obligations to Indemnifiable Persons under this Certificate are primary and any obligation of any other Person to provide advancement or indemnification for the same losses incurred by any Indemnifiable Person are secondary), and if any Person pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to this Amended and Restated Certificate of Incorporation, the Bylaws, contract, applicable law or regulation), then (i) such Person shall be fully subrogated to all rights hereunder of the Indemnifiable Person with respect to such payment and (ii) the Corporation shall reimburse such Person for the payments actually made and waive any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of such Person.

Article IX

Section 9.1.          Competition and Corporate Opportunities.

(A)         Nothing contained in this Amended and Restated Certificate of Incorporation or in any other agreement delivered pursuant hereto or thereto shall be construed to create any agency relationship among the stockholders.

(B)         (i) Members of the Board (who are not employees, consultants or officers of the Corporation) and (ii) stockholders of the Corporation, solely by virtue of each such stockholder’s status as a stockholder of the Corporation, ((i) and (ii) being referred to, collectively, as “Identified Persons” and each, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have no duty to refrain from, directly or indirectly, (1) engaging in the same or similar activities or lines of business in which the Corporation or any of its Affiliates, directly or indirectly, now engages or may engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation, pursuant to Section 122(17) of the DGCL hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any potential transaction or business opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

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(C)         Notwithstanding Section 9.1(B), the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person if such opportunity is (i) expressly offered to such person solely in his or her capacity as a director, officer, consultant or employee of the Corporation or (ii) identified by an Identified Person solely through the disclosure of information by or on behalf of the Corporation.

(D)         In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E)         The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of the stockholders or any of their respective Affiliates, and (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Amended and Restated Certificate of Incorporation shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Amended and Restated Certificate of Incorporation shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by an Identified Person in respect of any Related Company, (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the stockholders or any of their respective Affiliates, (iii) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of the stockholders or any of their respective Affiliates and (iv) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

(F)         (i) “Affiliate” means any person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity; and (iii) “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

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Article X

Section 10.1.          DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 10.2.          Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 10.3.          Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.3.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Nicholas Bobrowski, its Chief Financial Officer, this 4th day of June, 2018.

HARVEST OIL & GAS CORP.

By:	/s/ Nicholas P. Bobrowski
Name:	Nicholas P. Bobrowski
Title:	Vice President, Chief Financial Officer and Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]